Exhibit 99.1

FOR RELEASE, Wednesday, September 21, 2022	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2022 THIRD QUARTER RESULTS
Total Revenues Increased 26% to $1.84 Billion; Diluted Earnings Per Share Grew 79% to $2.86
Operating Income Margin Improved 610 Basis Points to 17.7%; Gross Margin Increased to 26.7%
Ending Backlog Value Up 9% to $5.26 Billion

LOS ANGELES (September 21, 2022) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2022.
“KB Home achieved record third quarter financial results, with substantial year-over-year growth in revenues, margins and diluted earnings per share,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Although we experienced a shortfall in deliveries relative to our expectation due to extended build times and ongoing supply chain constraints, which will also impact our 2022 fourth quarter, our results demonstrate our larger scale, excellent portfolio of communities and a healthy balance sheet.”
“The long-term outlook for the housing market remains favorable. However, the combination of rising mortgage interest rates, ongoing inflation and other macro concerns has caused many prospective buyers to pause on their homebuying decision. While we continue to navigate these uncertain conditions, we believe we are well positioned with our Built-to-Order business model and a significant backlog of over 10,700 homes, which we expect to deliver over the next three quarters, representing potential future housing revenues of approximately $5.3 billion.”
“We are being more selective with respect to land investments, as reflected in our significantly lower spend in the third quarter. At the same time, we continued to return capital to stockholders through additional share repurchases, along with our regular quarterly dividend. We intend to remain thoughtful in our capital allocation decisions, focused on driving returns to further increase long-term stockholder value,” concluded Mezger.
Three Months Ended August 31, 2022 (comparisons on a year-over-year basis)
•Revenues grew 26% to $1.84 billion.
•Homes delivered increased 6% to 3,615.
•Average selling price rose 19% to $508,700.
•Homebuilding operating income grew 91% to $325.1 million. The homebuilding operating income margin increased 610 basis points to 17.7% as a result of improvements in both the housing gross profit margin and selling, general and administrative expense ratio. Excluding total inventory-related charges of $8.5 million for the current quarter and $6.7 million for the year-earlier quarter, the homebuilding operating income margin was 18.1%, compared to 12.1%.

◦The housing gross profit margin increased 520 basis points to 26.7%. Excluding the inventory-related charges associated with housing operations of $5.9 million in the current quarter and $6.7 million in the year-earlier quarter, the housing gross profit margin improved to 27.0% from 22.0%. This improvement primarily reflected the favorable pricing and housing supply/demand environment when most buyers contracted to purchase the homes delivered in the current quarter.
◦Selling, general and administrative expenses as a percentage of housing revenues improved 100 basis points to 8.9%, primarily reflecting a 70-basis point decrease in external sales commissions and increased operating leverage from higher revenues.
◦Land sale losses of $2.6 million were comprised solely of an inventory impairment charge related to a planned future land sale.
•The Company’s financial services operations generated pretax income of $4.6 million, compared to $9.4 million, primarily reflecting a decrease in the equity in income of its mortgage banking joint venture, KBHS Home Loans, LLC (“KBHS”) due to a sharp increase in the volume and duration of buyers’ interest rate lock commitments made during the 2022 second quarter that pulled forward KBHS’ earnings into that period.
•Total pretax income grew 87% to $326.2 million and, as a percentage of revenues, increased 580 basis points to 17.7%.
•The Company’s income tax expense and effective tax rate were $70.9 million and approximately 22%, respectively, compared to $24.1 million and approximately 14%. The higher effective tax rate was mainly due to a combination of higher pretax income and a decrease in the federal tax credits the Company earned from building energy-efficient homes. The current quarter tax credits mainly resulted from recent legislation that extended the energy tax credits for homes delivered after December 31, 2021.
•Net income of $255.3 million and diluted earnings per share of $2.86 increased 70% and 79%, respectively.
Nine Months Ended August 31, 2022 (comparisons on a year-over-year basis)
•Homes delivered increased slightly to 9,952.
•Average selling price rose to $497,200, up 21%.
•Revenues of $4.96 billion increased 23%.
•Pretax income grew 67% to $787.2 million.
•Net income increased 54% to $600.3 million and diluted earnings per share rose 61% to $6.63.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Ending backlog value increased 9% to $5.26 billion. Ending backlog units were up slightly to 10,756.
•Reflecting lower demand stemming from higher mortgage interest rates, inflation and various other macroeconomic and geopolitical concerns, net orders of 2,040 and net order value of $979.0 million decreased 50% and 51%, respectively. Monthly net orders per community were 3.1, compared to 6.6.
◦Gross orders decreased 30% to 3,137. The cancellation rate as a percentage of gross orders was 35%, compared to 9%.
•The Company’s average community count and ending community count each increased 8% to 221 and 227, respectively.

Balance Sheet as of August 31, 2022 (comparisons to November 30, 2021)
•The Company had total liquidity of $928.8 million, with $195.4 million of cash and cash equivalents and $733.4 million of available capacity under its unsecured revolving credit facility.
•Inventories grew 19% to $5.74 billion.
◦Investments in land acquisition and development for the three months ended August 31, 2022 decreased 29% to $556.0 million, compared to $779.3 million for the year-earlier period. The Company intentionally reduced its land acquisitions due to softening homebuyer demand.
◦The Company’s lots owned or under contract totaled 79,098, compared to 86,768.
▪Of the Company’s total lots, approximately 65% were owned and 35% were under contract.
▪The Company’s 51,105 owned lots represented a supply of approximately 3.7 years, based on homes delivered in the trailing 12 months.
•Notes payable increased by $346.2 million to $2.03 billion, mainly reflecting borrowings outstanding under the Company’s unsecured revolving credit facility.
◦The Company’s debt to capital ratio was 36.8%, compared to 35.8%. The ratio was 39.6% at August 31, 2021.
◦On June 22, 2022, the Company completed the issuance of $350.0 million in aggregate principal amount of 7.25% senior notes due 2030. On July 7, 2022, the Company used the net proceeds from the issuance together with cash on hand to retire its $350.0 million of 7.50% senior notes prior to their maturity. The Company recognized a $3.6 million loss on this early extinguishment of debt.
◦On August 25, 2022, the Company entered into a senior unsecured term loan with various lenders (“Term Loan”) pursuant to which the lenders have committed to lend the Company up to $310.0 million, which may be increased up to $400.0 million provided additional lender commitments the Company is pursuing are obtained. As of August 31, 2022, the Company had not drawn under the Term Loan.
•Stockholders’ equity expanded 16% to $3.49 billion, mainly reflecting net income growth.
◦In the 2022 third quarter, pursuant to a Board of Directors authorization in the 2022 second quarter, the Company repurchased approximately 1.6 million shares of its outstanding common stock at a total cost of $50.0 million, bringing its total repurchases in 2022 to approximately 3.1 million shares at a total cost of $100.0 million. As of August 31, 2022, the Company had approximately $200.0 million remaining under its Board of Directors repurchase authorization.
◦Book value per share of $40.79 increased 26% year over year.
Guidance
The Company is providing the following current guidance for its 2022 fourth quarter:
•Housing revenues in the range of $1.95 billion to $2.05 billion.
•Average selling price expected to be approximately $503,000.
•Homebuilding operating income as a percentage of revenues of approximately 16.7%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 25.0% to 26.0%, assuming no inventory-related charges.

◦Selling, general and administrative expenses as a percentage of housing revenues anticipated to be approximately 8.8%.
•Effective tax rate of approximately 24%.
•Ending community count in the range of 235 to 250.
Conference Call
The conference call to discuss the Company’s 2022 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built over 655,000 quality homes in our 65-year history. Today, KB Home operates in 47 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than new homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials, especially lumber, and appliances; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply in the past few quarters and signaled an intention to aggressively further increase this year and potentially beyond to moderate inflation, available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international (including China), federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2022 and 2021
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2022	2021	2022	2021
Total revenues	$1,844,895	$1,467,102	$4,963,746	$4,049,732
Homebuilding:
Revenues	$1,838,888	$1,461,896	$4,947,868	$4,035,939
Costs and expenses	(1,513,778)	(1,291,967)	(4,188,736)	(3,589,014)
Operating income	325,110	169,929	759,132	446,925
Interest income	192	144	267	1,038
Equity in loss of unconsolidated joint ventures	(100)	(182)	(387)	(5)
Loss on early extinguishment of debt	(3,598)	(5,075)	(3,598)	(5,075)
Homebuilding pretax income	321,604	164,816	755,414	442,883
Financial services:
Revenues	6,007	5,206	15,878	13,793
Expenses	(1,510)	(1,234)	(4,219)	(3,687)
Equity in income of unconsolidated joint ventures	128	5,409	20,083	18,423
Financial services pretax income	4,625	9,381	31,742	28,529
Total pretax income	326,229	174,197	787,156	471,412
Income tax expense	(70,900)	(24,100)	(186,900)	(80,900)
Net income	$255,329	$150,097	$600,256	$390,512
Earnings per share:
Basic	$2.94	$1.66	$6.82	$4.26
Diluted	$2.86	$1.60	$6.63	$4.11
Weighted average shares outstanding:
Basic	86,487	90,076	87,538	91,290
Diluted	88,857	93,264	90,075	94,512

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	August 31, 2022	November 30, 2021
Assets
Homebuilding:
Cash and cash equivalents	$195,402	$290,764
Receivables	344,659	304,191
Inventories	5,736,702	4,802,829
Investments in unconsolidated joint ventures	46,521	36,088
Property and equipment, net	86,219	76,313
Deferred tax assets, net	156,278	177,378
Other assets	108,286	104,153
	6,674,067	5,791,716
Financial services	56,522	44,202
Total assets	$6,730,589	$5,835,918

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$450,451	$371,826
Accrued expenses and other liabilities	755,248	756,905
Notes payable	2,031,192	1,685,027
	3,236,891	2,813,758
Financial services	3,090	2,685
Stockholders’ equity	3,490,608	3,019,475
Total liabilities and stockholders’ equity	$6,730,589	$5,835,918

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2022 and 2021
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2022	2021	2022	2021
Homebuilding revenues:
Housing	$1,838,888	$1,461,648	$4,947,868	$4,035,033
Land	—	248	—	906
Total	$1,838,888	$1,461,896	$4,947,868	$4,035,939

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,347,999	$1,147,448	$3,711,863	$3,176,643
Land	2,541	194	2,541	926
Subtotal	1,350,540	1,147,642	3,714,404	3,177,569
Selling, general and administrative expenses	163,238	144,325	474,332	411,445
Total	$1,513,778	$1,291,967	$4,188,736	$3,589,014

Interest expense:
Interest incurred	$31,778	$29,605	$89,102	$91,807
Interest capitalized	(31,778)	(29,605)	(89,102)	(91,807)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$35,979	$37,544	$99,757	$109,794
Depreciation and amortization	9,074	7,707	25,745	23,499

Average selling price:
West Coast	$717,500	$641,100	$725,900	$616,700
Southwest	436,600	375,300	424,400	363,000
Central	413,800	327,500	392,100	317,500
Southeast	375,500	302,700	363,200	295,600
Total	$508,700	$426,800	$497,200	$412,000

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2022 and 2021 (Dollars in Thousands - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2022	2021	2022	2021
Homes delivered:
West Coast	1,156	1,035	3,099	2,925
Southwest	737	626	1,938	1,875
Central	1,072	1,174	3,142	3,417
Southeast	650	590	1,773	1,576
Total	3,615	3,425	9,952	9,793

Net orders:
West Coast	520	1,078	2,702	3,538
Southwest	430	818	1,897	2,609
Central	573	1,382	3,317	4,272
Southeast	517	807	2,248	2,258
Total	2,040	4,085	10,164	12,677

Net order value:
West Coast	$317,329	$785,430	$2,007,677	$2,502,397
Southwest	191,868	350,806	860,677	1,059,425
Central	272,288	575,737	1,472,381	1,592,424
Southeast	197,484	297,219	916,722	760,851
Total	$978,969	$2,009,192	$5,257,457	$5,915,097

	August 31, 2022		August 31, 2021
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,044	$1,523,092	2,637	$1,851,237
Southwest	2,153	948,761	2,255	902,451
Central	4,086	1,789,006	3,892	1,440,443
Southeast	2,473	1,000,455	1,910	648,336
Total	10,756	$5,261,314	10,694	$4,842,467

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2022	2021	2022	2021
Housing revenues	$1,838,888	$1,461,648	$4,947,868	$4,035,033
Housing construction and land costs	(1,347,999)	(1,147,448)	(3,711,863)	(3,176,643)
Housing gross profits	490,889	314,200	1,236,005	858,390
Add: Inventory-related charges (a)	5,923	6,701	6,830	11,222
Adjusted housing gross profits	$496,812	$320,901	$1,242,835	$869,612
Housing gross profit margin	26.7%	21.5%	25.0%	21.3%
Adjusted housing gross profit margin	27.0%	22.0%	25.1%	21.6%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.